UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 11, 2012

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Madison Avenue, 17th Floor, New York, New York		10010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2012, Kimberly Roy Tofalli notified the Board of Directors (the “Board”) of Weight Watchers International, Inc. (the “Company”) of her resignation from the Board, effective as of September 29, 2012, the end of the Company’s third fiscal quarter of 2012. In connection with the filling of the vacancy on the Board created by Ms. Roy Tofalli’s resignation, the Board unanimously elected Steven M. Altschuler, M.D. as a member of the Board, effective as of September 30, 2012, the beginning of the Company’s fourth fiscal quarter of 2012. Dr. Altschuler will also serve on the Board’s Audit Committee.

Dr. Altschuler will receive the Company’s standard compensation provided to all the Company’s non-employee directors for service on the Board (currently $75,000 per annum, payable quarterly, half in cash and half in common stock of the Company) and the Audit Committee (currently $10,000 per annum, payable quarterly in cash), such amounts shall be prorated with respect to 2012 based on his only serving on the Board during the fourth fiscal quarter of 2012. Dr. Altschuler will also receive the standard grant of common stock of the Company (currently 1,000 shares per annum) that is distributed on December 15th of each fiscal year. All shares of common stock of the Company granted to a director are subject to transfer restrictions such that the shares cannot be sold or transferred until the director is no longer serving on the Board. Dr. Altschuler will serve the remainder of Ms. Roy Tofalli’s term as a Class III director and will stand for re-election to the Board at the Company’s 2013 annual meeting of shareholders.

On September 12, 2012, the Company issued a press release regarding Ms. Roy Tofalli’s resignation and Dr. Altschuler’s election to the Board. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

Item. 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated September 12, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: September 13, 2012	By:	/s/Jeffrey A. Fiarman
	Name:	Jeffrey A. Fiarman
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit	Description

99.1	Press Release dated September 12, 2012.

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